Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2014 THIRD QUARTER RESULTS

•	Reports Same Store Sales Increase of 1.0%

•	Achieves Third Quarter Earnings per Diluted Share of $0.34

•	Declares Quarterly Cash Dividend of $0.10 per Share

EL SEGUNDO, Calif., October 28, 2014 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2014 third quarter ended September 28, 2014.

For the fiscal 2014 third quarter, net sales increased to $265.1 million from net sales of $259.1 million for the third quarter of fiscal 2013. Same store sales increased 1.0% for the third quarter of fiscal 2014. For comparison purposes, the Company’s same store sales increased 1.4% for the third quarter of fiscal 2013 over the third quarter of the prior year.

Gross profit for the fiscal 2014 third quarter was $86.1 million, compared to $87.8 million in the third quarter of the prior year. The Company’s gross profit margin was 32.5% in the fiscal 2014 third quarter versus 33.9% in the third quarter of the prior year. The decrease in gross profit margin was driven primarily by a decrease in merchandise margins of 47 basis points reflecting the impact of promotional activity, as well as increases in distribution and store occupancy costs as a percentage of net sales. For comparison purposes, merchandise margins in the third quarter last year increased by 12 basis points versus the third quarter of fiscal 2012.

Selling and administrative expense increased by $1.4 million for the fiscal 2014 third quarter over the prior year, but was unchanged as a percentage of net sales at 27.9%. The increase in overall selling and administrative expense was primarily due to higher employee labor and benefit-related expense and higher store-related expense reflecting an increased store count, partially offset by a decrease in legal expense reflecting a pre-tax charge of $1.0 million related to legal settlements recorded in the third quarter of 2013 as well as a decrease in print advertising expense.

Net income for the third quarter of fiscal 2014 was $7.5 million, or $0.34 per diluted share, including expenses associated with the development of the Company’s e-commerce platform of $0.01 per diluted share, compared to net income for the third quarter of fiscal 2013 of $9.1 million, or $0.41 per diluted share, including $0.04 per diluted share for a charge for legal settlements and $0.01 per diluted share for expenses associated with the development of the Company’s e-commerce platform.

For the 39-week period ended September 28, 2014, net sales were $727.5 million compared to net sales of $745.3 million in the comparable period last year. Same store sales decreased 3.7% in the first 39 weeks of fiscal 2014 versus the comparable period last year. For comparison purposes, the Company’s same store sales increased 5.3% for the first 39 weeks of fiscal 2013 over the comparable period in fiscal 2012. Net income was $12.1 million, or $0.54 per diluted share, including $0.02 per diluted share of non-cash impairment charges and $0.02 per diluted share of e-commerce development expenses, for the first 39 weeks of fiscal 2014, compared to net income for the first nine months of last year of $22.8 million, or $1.03 per diluted share, including $0.04 per diluted share for a charge for legal settlements and $0.02 per diluted share for expenses associated with the development of the Company’s e-commerce platform.

“We are pleased with our third quarter results, which exceeded our earnings guidance,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “After comping negatively in the low single-digit range in the first half of the quarter, sales comped positively in the low-mid single-digit range for the back half of the quarter as we benefited from strong sales of summer products and relatively favorable weather compared to the prior year. Despite the continued reduced demand for firearms-related products and the impact of the ongoing severe drought over much of our western markets, we experienced growth in both customer transactions and average sale. For the quarter, same store sales in our apparel category increased in the high single-digit range, footwear sales were slightly positive and hardgoods sales decreased in the low single-digit range compared to the prior year, reflecting the continued softness of firearms, ammunition and related products. Excluding firearms-related products, hardgoods sales increased in the mid-single-digit range for the quarter. We are encouraged that the positive sales trends have continued into the fourth quarter. While the key holiday selling period lies ahead, we believe we are well positioned to drive traffic and sales with a compelling merchandise assortment and exciting promotional plans.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per share, which will be paid on December 15, 2014 to stockholders of record as of December 1, 2014.

Share Repurchases

During the fiscal 2014 third quarter, pursuant to its share repurchase program, the Company repurchased 114,200 shares of its common stock for a total expenditure of $1.2 million. As of September 28, 2014, the Company had $7.3 million available for future share repurchases under its $20.0 million share repurchase program.

Guidance

For the fiscal 2014 fourth quarter, the Company expects same store sales to increase in the low single-digit range and earnings per diluted share to be in the range of $0.14 to $0.22. This guidance includes approximately $0.01 per diluted share in anticipated expenses associated with the development of the Company’s e-commerce platform. For comparative purposes, the Company’s same store sales decreased 0.5% and earnings per diluted share were $0.23, including $0.01 per diluted share in e-commerce development expenses, for the fourth quarter of fiscal 2013.

Store Openings

During the third quarter of fiscal 2014, the Company opened four new stores, one of which was a relocation, and closed two stores as part of relocations, ending the quarter with 429 stores in operation. During the fiscal 2014 fourth quarter, the Company anticipates opening 10 new stores, which would result in a year-end store count of 439.

Conference Call Information

The Company will host a conference call and audio webcast today, October 28, 2014, at 2:00 p.m. Pacific (5:00 p.m. EDT) to discuss financial results for the third quarter of fiscal 2014. To access the conference call, participants in North America should dial (888) 438-5524, and international participants should dial (719) 325-2494. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through November 4, 2014 by calling (877) 870-5176 to access the playback; passcode is 3339328.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 429 stores in 12 states under the “Big 5 Sporting Goods” name as of the fiscal quarter ended September 28, 2014. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearms, ammunition and related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, higher than expected costs related to the development of an e-commerce platform, delay in completing the e-commerce platform, lower than expected profitability of the e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2013 and Quarterly Report on Form 10-Q for the second quarter of fiscal 2014. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 28, 2014	December 29, 2013
ASSETS
Current assets:
Cash	$5,641	$9,400
Accounts receivable, net of allowances of $132 and $105, respectively	9,381	16,301
Merchandise inventories, net	307,526	300,952
Prepaid expenses	6,159	6,356
Deferred income taxes	9,855	12,000

Total current assets	338,562	345,009

Property and equipment, net	75,524	75,608
Deferred income taxes	15,671	13,564
Other assets, net of accumulated amortization of $1,023 and $891, respectively	3,205	3,274
Goodwill	4,433	4,433

Total assets	$437,395	$441,888

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$93,857	$104,826
Accrued expenses	61,376	69,923
Current portion of capital lease obligations	1,335	1,567

Total current liabilities	156,568	176,316

Deferred rent, less current portion	20,681	21,078
Capital lease obligations, less current portion	1,372	1,595
Long-term debt	55,381	43,018
Other long-term liabilities	9,341	9,111

Total liabilities	243,343	251,118

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,438,505 and 24,339,537 shares, respectively; outstanding 22,190,945 and 22,297,701 shares, respectively	245	244
Additional paid-in capital	110,184	109,901
Retained earnings	111,927	106,565
Less: Treasury stock, at cost; 2,247,560 and 2,041,836 shares, respectively	(28,304)	(25,940)

Total stockholders’ equity	194,052	190,770

Total liabilities and stockholders’ equity	$437,395	$441,888

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Net sales (1)	$265,115	$259,121	$727,528	$745,286
Cost of sales	179,055	171,331	493,217	497,348

Gross profit (1)	86,060	87,790	234,311	247,938
Selling and administrative expense (1) (2) (3)	73,842	72,432	213,892	209,540

Operating income	12,218	15,358	20,419	38,398
Interest expense	386	395	1,191	1,266

Income before income taxes	11,832	14,963	19,228	37,132
Income taxes	4,366	5,825	7,167	14,376

Net income (1) (2) (3)	$7,466	$9,138	$12,061	$22,756

Earnings per share:
Basic	$0.34	$0.42	$0.55	$1.05

Diluted (1) (2) (3)	$0.34	$0.41	$0.54	$1.03

Dividends per share	$0.10	$0.10	$0.30	$0.30

Weighted-average shares of common stock outstanding:
Basic	21,926	21,933	21,964	21,700

Diluted	22,038	22,231	22,163	22,032

(1)	In the third quarter of fiscal 2013, the Company recorded a pre-tax charge of $1.3 million for legal settlements, of which $0.3 million was classified as a reduction to net sales and $1.0 million was classified as selling and administrative expense. This charge reduced net income by $0.8 million, or $0.04 per diluted share.
(2)	In the 39 weeks ended September 28, 2014, the Company recorded a pre-tax non-cash impairment charge of $0.8 million related to certain underperforming stores. This charge reduced net income by $0.5 million, or $0.02 per diluted share.
(3)	In the third quarter of fiscal 2013, the Company recorded a pre-tax non-cash impairment charge of $0.1 million related to an underperforming store. This charge reduced net income by $44,000, or $0.00 per diluted share.